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                                                                   Exhibit 10.11

                  INSTRUCTIONS: PLEASE READ THE ACCOMPANYING LETTER FROM THE COMPANY CAREFULLY. IF YOU WISH TO EXERCISE YOUR PREEMPTIVE RIGHTS, YOU MUST COMPLETE AND SIGN THIS SUBSCRIPTION AGREEMENT AND RETURN IT TO: EVELYN C. ARKEBAUER AT SACHNOFF & WEAVER, LTD., 30 S. WACKER DRIVE, 29TH FLOOR, CHICAGO, IL 60611. (FAX: (312) 207-1000) NO LATER THAN OCTOBER 13, 2003.

                             SUBSCRIPTION AGREEMENT

                  The undersigned has preemptive rights to purchase shares of Series A Preferred Stock and shares of Common Stock of VI Acquisition Corp., a Delaware corporation (the "COMPANY"), as described in a letter to the undersigned from the Company dated September 22, 2003. The undersigned hereby subscribes for:

(CHOOSE ONE OF THE FOLLOWING OPTIONS:)

     X The full amount of the undersigned's preemptive rights: 3.325 shares of Series Preferred Stock and 72 shares of Common Stock of the Company, for an aggregate purchase price of $3,397 ($1000.00 per share of Series A Preferred Stock and $1.00 per share of Common Stock).

    [ ] Such lesser amount of Series A Preferred Stock and Common Stock of the Company as would be represented by an aggregate purchase price of $_______________. ($1000.00 per share of Series A Preferred Stock and $1.00 per share of Common Stock, and required ratio that 98.287 cents of every dollar invested be allocated toward the purchase of preferred shares and the balance to the purchase of common shares, with all issued shares rounded to the third decimal place.)

(If no box is checked but this form is signed and returned to company counsel, the undersigned will be deemed to have subscribed for the full amount of his, her or its preemptive rights.)

                  The undersigned hereby represents and warrants to the Company that (i) he/she/it is purchasing these securities for his/her/its own account, for investment and not with a view towards their resale; (ii) he/she/it understands that these securities have not been registered under the Securities Act of 1933 or any state securities laws, based on exemptions from such laws, and that these securities may not be sold or otherwise transferred without registration under or exemption from the provisions of applicable securities laws, and that a legend to such effect may be placed on the certificate evidencing these securities referring to these restrictions on transferability and sale of the securities; and (iii) he/she/it is qualified by previous experience to evaluate the risks and merits on this investment.

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                  The undersigned agrees to indemnify and hold harmless the
Company, its affiliates, successors, and anyone acting on its behalf from and against all damages, losses, costs, and expenses (including reasonable attorneys' fees) which they may incur by reason of the inaccuracy or falsity of any representation or breach of any warranty made herein or in any document provided by the undersigned to the Company.

         IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement as of the date indicated below and agrees to execute such reasonable further documentation as may be necessary to effect the foregoing subscription.

Dated: September 23, 2003                        /s/ Walter Van Benthuysen
                                                 ------------------------------
                                                 Name: Walter Van Benthuysen

(NOTE: Subscription Agreements dated and/or delivered after October 13, 2003 will not be accepted by the Company.)

Accepted:

VI ACQUISITION CORP.

By: /s/ Debra Koenig
   ---------------------------
   Debra Koenig, Executive Vice President

Dated: November 19, 2003